As filed with the Securities and Exchange Commission on July 29, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OncoSec Medical Incorporated

(Exact name of registrant as specified in its charter)

Nevada	98-0573252
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

24 North Main Street Pennington, New Jersey	08534-2218
(Address of Principal Executive Offices)	(Zip Code)

Individual Nonqualified Stock Option Awards (Inducement Grants)

(Full title of the plan)

Robert H. Arch, Ph.D.

President and Chief Executive Officer

24 North Main Street

Pennington, New Jersey 08534

(855) 662-6732

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Steven J. Abrams

Hogan Lovells US LLP

1735 Market Street, 23rd Floor

Philadelphia, Pennsylvania 19103

(267) 675-4600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY STATEMENT

This Registration Statement on Form S-8 is being filed by OncoSec Medical Incorporated, a Nevada corporation (the “Registrant”), to register 1,195,781 shares of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”), issuable upon the exercise of individual nonqualified stock option awards granted to employees of the Registrant outside of a stockholder approved equity incentive plan as an inducement material to entry into employment with the Registrant, in accordance with Nasdaq Listing Rule 5635(c)(4)

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants as required by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission as part of this registration statement or as a prospectus or prospectus supplement pursuant to Rule 424. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are hereby incorporated by reference in this registration statement as of their respective dates:

(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended July 31, 2021, filed with the Commission on October 29, 2021;

(2)	The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended October 31, 2021, January 31, 2022, and April 30, 2022, filed with the Commission on December 15, 2021, March 15, 2022, and June 14, 2022, respectively;

(3)	The Registrant’s Current Reports on Form 8-K, filed with the Commission on August 16, 2021, November 30, 2021, December 9, 2021, December 17, 2021, February 14, 2022, February 22, 2022, March 31, 2022, April 4, 2022, April 29, 2022, June 3, 2022, June 9, 2022 and July 12, 2022; and

(4)	The description of the Registrant’s Common Stock contained in its Registration Statement on Form 8-A, filed with the Commission under Section 12 of the Exchange Act on May 27, 2015, as updated by Exhibit 4.3 to the Registrant’s Annual Report on Form 10-K for the year ended July 31, 2021, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents, except for the documents, or portions thereof, that are “furnished” rather than filed with the Commission.

For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is a Nevada corporation and is generally governed by the Nevada Private Corporations Code, Title 78 of the Nevada Revised Statutes (“NRS”).

Section 78.138 of the NRS provides that, unless the corporation’s articles of incorporation provide otherwise, a director or officer will not be individually liable unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud or a knowing violation of the law.

Section 78.7502 of the NRS permits a Nevada corporation to indemnify its directors and officers against expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending, or completed action, suit, or proceeding, except an action by or on behalf of the corporation, if the officer or director (i) is not liable pursuant to NRS 78.138, or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful. Section 78.751 of the NRS requires a corporation to indemnify its officers and directors if they have been successful on the merits or otherwise in defense of any claim, issue, or matter resulting from their service as a director or officer.

Section 78.751 of the NRS permits a Nevada corporation to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit, or proceeding as they are incurred and in advance of final disposition thereof, upon determination by the stockholders, the disinterested board members, or by independent legal counsel. Section 78.751 of NRS requires a corporation to advance expenses as incurred upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the corporation if so provided in the corporation’s articles of incorporation, bylaws, or other agreement. Section 78.751 of the NRS further permits the corporation to grant its directors and officers additional rights of indemnification under its articles of incorporation, bylaws or other agreement.

Section 78.752 of the NRS provides that a Nevada corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

The Registrant’s Restated Bylaws implement the indemnification and insurance provisions permitted by Chapter 78 of the NRS by providing that:

●	The Registrant shall indemnify its directors and officers to the fullest extent permitted by the NRS against expense, liability and loss reasonably incurred or suffered by them in connection with their service as an officer or director; and

●	The Registrant may purchase and maintain insurance, or make other financial arrangements, on behalf of any person who holds or who has held a position as a director, officer, or representative against liability, cost, payment, or expense incurred by such person.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Registrant in which indemnification would be required or permitted. The Registrant is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

The Registrant has entered into separate indemnification agreements with all of its directors in addition to the indemnification provided for in the Registrant’s articles of incorporation, as amended, and the Registrant’s amended and restated bylaws. These indemnification agreements provide, among other things, that the Registrant will indemnify its directors for certain expenses, including damages, judgments, fines, penalties, settlements and costs and attorneys’ fees and disbursements, incurred by a director in any claim, action or proceeding arising in his or her capacity as a director of the Registrant or in connection with service at the Registrant’s request for another corporation or entity. The indemnification agreements also provide for procedures that will apply in the event that a director makes a claim for indemnification.

The Registrant also maintains a directors’ and officers’ insurance policy pursuant to which the Registrant’s directors and officers are insured against liability for actions taken in their capacities as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Articles of Incorporation of OncoSec Medical Incorporated, as amended (incorporated by reference to the Company’s Annual Report on Form 10-K, filed on October 25, 2017).

4.2	Certificate of Change to amend the Articles of Incorporation of OncoSec Medical Incorporated, as filed with the Nevada Secretary of State on May 20, 2019 (incorporated by reference to Exhibit 3.1 on the Company’s Current Report on Form 8-K, filed on May 20, 2019).

4.3	Certificate of Change to amend the Articles of Incorporation of OncoSec Medical Incorporated, as filed with the Nevada Secretary of State on September 6, 2019 (incorporated by reference to Exhibit 3.4 on the Company’s Form 10-K, filed on October 25, 2019).

4.4	Certificate of Amendment of Amended and Restated Articles of Incorporation of OncoSec Medical Incorporated (incorporated by reference to Exhibit 3.1 on the Company’s Form 8-K, filed on May 29, 2020).

4.5	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K, filed on December 17, 2021).

4.6	OncoSec Medical Incorporated 2011 Stock Incentive Plan, as amended and restated, dated January 12, 2018 (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed on January 12, 2018).

4.7	Amendment to the OncoSec Medical Incorporated 2011 Stock Incentive Plan (incorporated by reference to Exhibit A to the Company’s Proxy Statement on Schedule 14A, filed on March 18, 2021).

5.1*	Opinion of Procopio, Cory, Hargreaves & Savitch LLP.

23.1*	Consent of Procopio, Cory, Hargreaves & Savitch LLP (included in Exhibit 5.1).

23.2*	Consent of Independent Registered Public Accounting Firm, Mayer Hoffman McCann P.C.

24.1*	Power of Attorney (included on signature page).

107*	Filing Fee Table.

* Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Pennington, State of New Jersey, on this 29th day of July, 2022.

ONCOSEC MEDICAL INCORPORATED

By:	/s/ Robert H. Arch
Name:	Robert H. Arch, Ph.D.
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Robert H. Arch and George Chi, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with all exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Robert H. Arch	President and Chief Executive Officer (Principal	July 29, 2022
Robert H. Arch, Ph.D.	Executive Officer)

/s/ George Chi	Executive Vice President, Finance and Chief	July 29, 2022
George Chi	Financial Officer (Principal Financial Officer)

/s/ Linda Shi	Chair of the Board and Director	July 29, 2022
Linda Shi, M.D., Ph.D.

/s/ James DeMesa	Director	July 29, 2022
James DeMesa, M.D.

/s/ Joon Kim	Director	July 29, 2022
Joon Kim

/s/ Herbert Kim Lyerly	Director	July 29, 2022
Herbert Kim Lyerly, M.D.

/s/ Kevin R. Smith	Director	July 29, 2022
Kevin R. Smith

/s/ Chao Zhou	Director	July 29, 2022
Chao Zhou